EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Marsh & McLennan Companies, Inc. and subsidiaries (“MMC”) on Form S-8 of our report dated March 7, 2005, August 12, 2005 as to Notes 1, 5, 15 and 16 (which report expressed an unqualified opinion and included explanatory paragraphs relating to MMC’s segment data restatement as described in Notes 1, 5, and 16, and relating to MMC’s updated Claims, Lawsuits and other Contingencies described in Note 15), appearing in the Current Report on Form 8-K of Marsh & McLennan Companies, Inc. and subsidiaries, dated August 12, 2005, and our report relating to management’s report on the effectiveness of internal control over financial reporting dated March 7, 2005, appearing in the Annual Report on Form 10-K of Marsh & McLennan Companies, Inc. and subsidiaries, with respect to the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

New York, New York

August 12, 2005